Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-87667, 333-115282 and 333-189055) of City Holding Company of our report dated June 28, 2021, with respect to the financial statements and supplemental schedule of City Holding Company 401(k) Plan and Trust included in this Annual Report on Form 11-K for the year ended December 31, 2020.

/s/ Dixon Hughes Goodman LLP

Charleston, WV
June 28, 2021